Exhibit 26(n) - Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

Exhibit 26(n) - Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions "Experts" and "Independent Registered Public Accounting Firm" and to the use of our report dated March 22, 2004, with respect to the financial statements of ReliaStar Life Insurance Company of New York as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, and to the use of our report dated March 15, 2004, with respect to the statement of assets and liabilities of ReliaStar Life Insurance Company of New York Variable Life Separate Account I as of December 31, 2003, and the related statement of operations for the year then ended, and the statements of changes in net assets for each of the two years in the period then ended, included in Pre-Effective Amendment No. 1 to the Registration Statement under the Securities Act of 1933 (Form N-6 No. 333-117617) and the related Prospectus and Statement of Additional Information of ReliaStar Life Insurance Company of New York Variable Life Separate Account I.

/s/ Ernst & Young, LLP

Atlanta, Georgia
September 24, 2004